Exhibit 10.1

IN THE UNITED STATES DISTRICT COURT FOR THE MIDDLE DISTRICT OF PENNSYLVANIA

UNITED STATES OF AMERICA	:
Plaintiff	:
	:	Crim. No. 12-CR-00291
v.	:
:
	:	(J. Conner)
MONEYGRAM INTERNATIONAL, INC.,	:
Defendant	:

SECOND AMENDMENT TO AMENDMENT TO AND EXTENSION OF DEFERRED PROSECUTION AGREEMENT

MoneyGram International, Inc., (the “Company”) and the United States Department of Justice, Criminal Division, Money Laundering and Asset Recovery Section and the United States Attorney’s Office for the Middle District of Pennsylvania (collectively the “Department”) hereby agree that the following paragraphs of the Amendment to and Extension of Deferred Prosecution Agreement are amended to read as follows:

11.     The Company shall pay the sum of $70 million plus any associated transfer fees within ten (10) business days after the date this Court grants the accompanying Order Tolling the Speedy Trial Act Pursuant to the Joint Motion to Amend and Extend the Deferred Prosecution Agreement, pursuant to payment instructions as directed by the Department in its sole discretion. The Company shall pay the remaining sum of $55 million plus any associated transfer fees within thirty (30) months of the date this Amendment is executed, no later than May 9, 2021, pursuant to payment instructions as directed by the Department in its sole discretion.

6.     The seventh, eighth, and ninth paragraphs of Attachment C to the Agreement are amended to read as follows:

Agent Due Diligence Remediation

7.    For Agents deemed by MoneyGram to be high risk or operating in a high risk area, MoneyGram will develop and implement a plan to conduct enhanced due diligence. On a quarterly basis, MoneyGram will also calculate with respect to each Agent location for the preceding quarter, the monetary value of (a) completed money transfers that were the subject of a Consumer Fraud Report C’CFR”), (b) other completed money transfers made to the receiver who was identified as a fraud perpetrator in any such CFR (“Related Receiver Transactions”), and (c) other completed money transfers made by the sender identified as a fraud victim in any such CFR, provided that such sender was also identified as a fraud victim in a second CFR within thirty (30) days of the first CFR (“Related Sender Transactions”). If the total combined monetary value of(a), (b), and (c) exceeded five percent (5%) of the total monetary value of money transfers paid by that Agent location for each of the three preceding months, MoneyGram will suspend the Agent location’s ability to conduct further money transfers pending a review to determine whether the Agent location can continue operating. Upon completion of the review, MoneyGram will, where appropriate, terminate, restrict, or discipline the Agent location.

7.     The twelfth paragraph of Attachment C is amended to require reporting to the Department on a quarterly basis. The thirteenth and fourteenth paragraph of Attachment C to the Agreement are amended to read as follows:

Reporting Requirements2

13.    The Company will provide the Department with a report every quarter of all MoneyGram Agents or Agent locations worldwide that were terminated, suspended, or restricted in any way during the previous quarter based on fraud or money laundering concerns or as a result of the Anti-Fraud Program and whether or not a SAR was filed concerning those Agents or Agent locations.

14.    The Company will provide the Department with a report every quarter listing all Agent termination, suspension, or restriction recommendations by the Company’s Fraud, Anti-Money Laundering, or Compliance Departments during the previous quarter based on fraud or money laundering concerns or as a result of the Anti-Fraud Program that were not accepted and an explanation of why. The Company should also indicate whether or not a SAR was filed concerning those Agents.

Footnote 2: MoneyGram shall submit the first quarterly reports required under this Second Amendment to the Amendment, on or before October 20, 2020. The first quarterly reports shall provide information covering the period between the last reports MoneyGram submitted to the Department in July 2020 and the date closest to the date of the new report for which information is available. MoneyGram shall submit every subsequent report quarterly on the 20th day of each applicable month covering the quarterly period between the last reports and the date closest to the date of the subsequent report for which information is available, through the duration of the Deferred Prosecution Agreement. Within one week of the end of the Term, MoneyGram shall submit reports covering any period not contained in the final quarterly report through the end of the Term.

8.     Attachment C to the Agreement is further amended to include the following additional compliance undertakings:

Additional Reporting Requirements

16.    The Company will provide the Department with a report each quarter identifying each Agent or Agent location the Company has identified as a subject of a SAR filed by the Company in the previous quarter.

17.    The Company will provide the Department with a report each quarter identifying: (a) any new material modification to the Anti-Fraud Program (as defined in paragraph 8 above) in the previous quarter, including any new AFAS rules; and (b) the number of names added to the Company’s active interdiction system in the previous quarter; and (c) the total number of names on any active interdiction system backlog.

18.    The Company will, on a quarterly basis, provide the Department with: (a) spreadsheets, in the form previously identified by the Department, containing information about CFRs and Related Sender and Receiver transactions; and (b) information regarding money transfers sufficient to determine the percentage of CFR and Related Sender and Receiver transactions relative to overall money transfers worldwide and by country.

Interdiction System

20.    Upon receipt of a complaint via the Company’s “Core Channels” (customer service hotline, customer service email address, or online complaint form) about an alleged consumer-fraud-induced money transfer, the Company will, within two (2) business days, add to its active interdiction system (a) the receiver identified in the complaint and (b) the sender identified in the complaint provided that such sender has been identified in a CFR within the preceding thirty (30) days. Upon receipt of a complaint via any other channel, the Company will add such information to its active interdiction systems as soon as reasonably possible, pursuant to its interdiction policy. The

Company will review whether it is loading and maintaining receivers and senders into the interdiction system in accordance with this paragraph on at least a monthly basis, and the Company will report the results of such reviews to the Department every quarter along with the other reporting required under this Agreement.

All other terms of the Deferred Prosecution Agreement and Amendment to and Extension of Deferred Prosecution Agreement remain in full force and effect through the end of the Extended Term.

AGREED:

FOR MONEYGRAM INTERNATIONAL, INC.:

Date: July 24, 2020	By:	/s/ W. Alexander Holmes
W. Alexander Holmes
Chief Executive Officer
MoneyGram International, Inc.

Date: July 24, 2020	By:	/s/ Ephraim Wernick
Ephraim Wernick
Vinson & Elkins LLP

FOR THE DEPARTMENT OF JUSTICE:

DAVID J. FREED	DEBORAH L. CONNOR
United States Attorney Middle District of Pennsylvania	Chief, Money Laundering and Asset Recovery Section
United States Department of Justice

/s/ Kim Douglas Daniel	/s/ Margaret A. Moeser
KIM DOUGLAS DANIEL	MARGARET A. MOESER
Assistant U.S. Attorney	Trial Attorney

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